EXHIBIT 10

Fiscal Year 2010 Annual Incentive Plan Summary
(September 1, 2009 through August 31, 2010 Performance Period)

General:

•	The Fiscal Year 2010 Annual Incentive Plan (“Plan”) provides eligible employees the opportunity to earn cash awards for Company and individual performance during the Performance Period

•	The Plan’s Performance Period is the Company’s 2010 Fiscal Year: September 1, 2009 through August 31, 2010

•
All regular employees of Monsanto Company (including each of its business units and divisions) who do not participate in a sales, manufacturing, or a business-specific annual incentive plan are eligible to participate; provided, however, that all employees employed in the U.S. who are members of a collective bargaining unit with whom incentive compensation was the subject of good faith bargaining shall not be eligible to participate in the plan

•
The People and Compensation Committee of the Board of Directors (the “Committee”) establishes Company Financial Goals for the Performance Period with respect to the following metrics:  Sales, Diluted Earnings Per Share and Cash Flow.  Each employee participating in the Plan (a “Participant”) also has individual performance goals relating to business and/or people initiatives

•	A “Target Annual Incentive Opportunity”, expressed as a percentage of base pay, is established for each Participant with respect to the Performance Period

•	The “Target Award Pool” is the sum of base salaries of all Participants at the end of the Performance Period multiplied by their respective Target Annual Incentive Opportunities

•
After the end of the Performance Period, the Committee determines the actual amount of money available for awards (the “Award Pool”)  based on its assessment of overall Company performance during the Performance Period measured against the pre-established Financial Goals and other subjective performance factors

•
Regardless of the attainment of any one or more of the Plan’s Financial Goals, the Committee, in its sole discretion, determines whether the Award Pool should be funded and the amount of the funding, if any

•	The Award Pool is allocated to Participants based on:

➢	The Participant’s Target Annual Incentive Opportunity for the Performance Period

➢	The performance of the Participant’s business or function measured against business or function goals, and

➢	The Participant’s individual performance during the Performance Period, measured against individual goals

•	Any amount earned by a Participant under the terms of the Plan (an “Award”) will be paid in November 2010

Establishment of Financial Goals:

•	The Committee determines Threshold, Target and Outstanding levels of Company performance (“Performance Level”) for the Performance Period with respect to:

➢ Sales	10% weighting
➢ Diluted Earnings Per Share	50% weighting
➢ Cash Flow	40% weighting

•	Sales, Diluted Earnings Per Share and Cash Flow are determined in accordance with the “Definition of Performance Metrics” established by the Committee

Process for Funding Award Pool and Payout of Awards:

•
A Target Award Pool is calculated, equal to the sum of base salaries of all Plan Participants on the last day of the Performance Period, multiplied by their respective Target Annual Incentive Opportunity

•
After the end of the Performance Period, the Committee determines the actual funding of the Award Pool based upon the Company’s Performance Level during the Performance Period, measured against the Financial Goals and other subjective performance factors as follows:

Performance Level	Potential Award Pool Funding (As a Percent of Target Award Pool)
Threshold	35%
Target	100%
Outstanding	200%

•	The Committee may consider subjective factors in determining whether or not any Financial Goal has been attained and the amount of Award Pool funding with respect to each Financial Goal, if any

•
The amount of money available for funding the Award Pool is determined by multiplying the value of the Target Award Pool by the percentage associated with the Company’s Performance Level, as determined by the Committee

•	Special considerations regarding attainment of Financial Goals and funding of Award Pool

➢	The Award Pool will be funded at no less than 20% of Target level funding in the event Monsanto pays dividends with respect to each of its financial quarters ending during the Performance Year

➢
In the event Monsanto does pay dividends with respect to each of the Company’s fiscal quarters ending during the Performance Period, but the Company does not attain the Threshold level of performance with respect to the Diluted Earnings Per Share Financial Goal (considering the definition of the Financial Goal for Diluted Earnings Per Share performance metric and other subjective performance factors), the Award Pool may not fund at greater than 20% of Target level funding

➢
One or more of the Financial Goals may be funded at above Outstanding level funding if the Committee determines that Company performance with respect to the Financial Goal warrants such funding; provided, however, the overall Award Pool would be capped at 200% of Target-level funding unless the Committee determines in its discretion to fund above 200%

•	Individual Awards are determined based on business or function and individual performance

➢	People managers: 50% of Award based on development of people, team and personal development (including diversity); 50% based on business results

➢	Non-managers: 75% of Award based on business results; 25% on personal development

•	A Participant’s Award may be greater than 200% of his or her Target Annual Incentive Opportunity

•	The payment and amount of any Award are subject to the sole discretion of the Committee or its delegate

Events Affecting Payout of Individual Awards:

•	If a Participant commences employment with the Company during the Performance Period, he/she is eligible for an Award reflecting actual months of participation to the nearest whole month

•
If a Participant’s Target Annual Incentive Opportunity changes during the Performance Period, he/she is eligible for an Award reflecting the Target Annual Incentive Opportunity on the last day of the Performance Period

•	If a Participant’s base pay changes during the Performance Period, any Award is based on base pay on the last day of the Performance Period

•
If a Participant transfers within the Company, his/her Award will come from the unit or division in which he/she is working on the last day of the Performance Period, but performance for the entire Performance Period will be considered

•	A Participant who:

➢
voluntarily resigns other than on account of “Retirement” may be considered for an Award only if the resignation occurs after the end of the Performance Period. “Retirement” is defined as a voluntary termination of employment on or after attaining age 55 and five years of employment with the Company and its affiliates

➢
involuntarily separates without cause, may be considered for an Award reflecting actual participation to the nearest whole month provided that he/she worked at least three months during the Performance Period

o
The amount of the Award will be reduced by 50% in the event: (i) the Participant incurs an involuntary separation on account of a job elimination or divestiture and is younger than age 50; (ii) the Participant incurs an involuntary separation on account of poor performance

➢
retires, dies, or becomes permanently disabled, may be considered for an Award reflecting actual participation to the nearest whole month provided that he/she worked at least three months during the Performance Period

➢
incurs a “termination of employment for cause”, forfeits all rights to any Award.  A “termination of employment for cause” is defined as a Participant’s involuntary termination of employment on account of the Participant engaging in (i) any willful or intentional neglect in performing his/her duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an affiliate, or that may cause damage to any of their businesses

•	Eligibility for employees employed in the U.S. who become represented by a collective bargaining unit during the Performance Period will be determined by good faith bargaining

•	Any Award would be paid on or before November 15, 2010